POWER OF ATTORNEY

The undersigned members of the Board of Trustees of Saratoga Advantage Trust (the "Trust") hereby each appoint Allison Fumai, and Bruce Ventimiglia, and each of them separately, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all documents in connection with the Trust's registration with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts together shall constitute a single agreement.

SIGNATURE	TITLE	DATE
/s/ Stephen Hamrick____ Stephen Hamrick	Trustee	February 12, 2021
/s/ Udo W. Koopmann___ Udo W. Koopmann	Trustee	February 12, 2021
/s/ Patrick H. McCullough_ Patrick H. McCollough	Trustee	February 12, 2021
/s/ Floyd E. Seal________ Floyd E. Seal	Trustee	February 12, 2021